Code of Business Conduct and Ethics F e b r u a r y 2 0 1 8

C A E S A R S C O D E O F B U S I N E S S C O N D U C T A N D E T H I C S | 2 0 1 8 2 Table of Contents 3 CEO letter 4 General Standards 5 Conflicts of Interest 6 Corporate Opportunities 6 Confidentiality 7 Harassment and Bullying 8 Competition and Fair Dealing 8 Company Records 8 Company Assets 9 Accuracy of Financial Reports and other Public Communications 11 Compliance with Laws and Regulations 12 Compliance with Trading Laws 12 Fair Disclosure 13 Reporting Violations and Accountability 15 Waivers 15 Compliance Policy 15 Conclusion

CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

We work in one of the most highly regulated and closely watched industries on earth.And we are the leader in that industry. Our very name means leader.Working at Caesars Entertainment means to expect nothing less than the very best behavior from ourselves and from one another.

We are the stewards of Caesars Entertainment's reputation. To help guide our actions, we have adopted this Code of Business Conduct and Ethics. This Code sets clear expectations for each of us in conducting Caesars Entertainment's business consistent with the highest standards of ethics and responsibility.

This Code applies to all of our directors, officers and employees and demands that each of us do the right thing – follow the law, treat customers, co-workers and other people with respect and demonstrate honesty and integrity in all things we do.

Please review this Code carefully. If you have any questions or are unsure how to handle an issue, reach out. Reach out to your manager or to our Chief Compliance Officer or someone on that team. We also have a confidential, toll-free hotline to ask questions or report potential violations.

Thank you for your commitment to our company and our culture.



Mark Frissora
Chairman & CEO

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

General Standards

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of Caesars Entertainment Corporation (with its affiliates and subsidiaries, "Caesars Entertainment" or the "Company") consistent with the highest standards of business ethics.



Here is what we expect of everyone:

- honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
- full, fair, accurate, timely and understandable disclosure in reports and documents that Caesars Entertainment files with, or submits to, the United States Securities and Exchange Commission (the "SEC"), and in other public communications made by Caesars Entertainment;
- compliance with all applicable laws, rules and regulations;
- prompt internal reporting to an appropriate person or persons identified in this Code of violations of the Code; and
- accountability for adherence to this Code.

What Does "Applicable Laws" Mean?

Follow the rules. Remember, US laws apply to you regardless of where you work. We operate in five countries and must follow the local law as well as US law.

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Conflicts of Interest

All directors, officers and employees must fully disclose any situation that reasonably could be expected to give rise to a conflict of interest or the appearance of one.

All directors, officers and employees must fully disclose any situations, including situations involving immediate family members, that reasonably could be expected to give rise to a conflict of interest or the appearance of one. Conflicts should be disclosed to your immediate supervisor or the General Counsel or someone on his team.

What is a conflict of interest?

A conflict of interest exists when your private interest, or the private interest of one of your family members, interferes, or appears to interfere, in any way with the interests of the Company as a whole. The following are examples of situations (applicable to both you and your family member) that may present a conflict of interest:

- employment by, service as a director of or the provision of any services to a company that is one of the Company's material customers, suppliers or competitors, or a company whose interests could reasonably be expected to conflict with the Company's interests;
- receipt of personal benefits or favors (other than nominal benefits or favors) as a result of your position with the Company;
- a significant financial interest (ownership or otherwise) in any company that is one of the Company's material customers, suppliers or competitors; and
- any loan or guarantee of personal obligations from, or any other financial transaction with, any company that is one of the Company's material customers, suppliers or competitors (other than loans from commercial lending institutions in the ordinary course of business).


IN-N-OUT HAMBURGERS

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Corporate Opportunities

Employees of the Company owe a duty to the Company to advance its legitimate interests when the opportunity arises.

Employees are prohibited from taking (or directing to a third party) a business opportunity discovered through the use of the Company's property, information or position.

Employees are prohibited from taking (or directing to a third party) a business opportunity discovered through the use of the Company's property, information or position. In general, employees may not use corporate property, information or position for personal gain or compete with the Company, but ownership of a financial interest in a competitor that is not a significant financial interest is not considered to be competing with the Company.

Any employee that discovers a business opportunity that is in one of the Company's lines of business must first present the business opportunity to the General Counsel, or his designee, before pursuing the activity in his individual capacity. If the General Counsel, or his designee, as the case may be, waives the Company's right to pursue the opportunity, then you may do so in your individual capacity.



Confidentiality

In the course of the Company's business, directors, officers and employees may gain confidential information, including non-public information, that might be of use to competitors or harmful to the Company or its customers, if disclosed. You should maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated.

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Harassment and Bullying

Caesars Entertainment does not tolerate any form of harassment or bullying in any of our workplaces.

Harassment is an action, conduct or behavior that is viewed as unwelcome, humiliating, intimidating or offensive by the recipient. Bullying is repeated verbal, physical, social or psychological abuse by a person or group of people at work. *Caesars Entertainment does not tolerate any form of harassment or bullying in any of our workplaces.*

You must never engage in actions or behaviors that involve harassment or bullying. You are expected to be inclusive, collaborative and supportive. It is important that you consider the implications of your behaviors, and support your coworkers to speak up and raise concerns. *Our Code of Business Conduct supports a culture where we treat all of our employees with respect.*

Caesars Entertainment is governed and abides by each country's laws and regulations regarding the fair and proper treatment of others. Harassment and bullying are illegal in many countries and may lead to penalties for individuals and for Caesars Entertainment. *Always act in accordance with the highest ethical and legal standards.*

Always

- Treat everyone with respect and dignity in line with Corporate Code of Commitment.
- Speak up if you are uncomfortable or upset with someone's comments or behaviors, and talk it through. (Be mindful that workplace harassment and bullying should not be confused with constructive feedback or coaching on work performance or work-related behavior of an individual or group for development.)
- Feel comfortable speaking up, even if the behavior is not directed at you.
- Encourage and insist on a workplace free of harassment and bullying.

Never

- Behave in a way that is offensive, insulting, intimidating, malicious or humiliating.
- Make jokes or comments about a person's race, gender, ethnicity, religion, sexual preference, age, physical appearance or disability.
- Engage in sexual harassment.
- Distribute or display offensive material, including inappropriate pictures or cartoons.

Where to go for help

- Supervisor or manager
- Human Resources representative
- Group Legal representative
- Compliance & Ethics Hotline

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Competition and Fair Dealing

All directors, officers and employees are obligated to deal fairly with the Company's customers, suppliers and competitors. You may not take unfair advantage of any person or entity through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair dealing or practice.

You may not take unfair advantage of any person or entity.

Company Records

Our senior leaders have implemented policies to ensure that all Company records are complete, accurate and reliable in all material respects. Company records include, but are not limited to, bookkeeping information, payroll, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the course of our business. You are responsible for understanding and complying with the Company's document retention policy. Please refer to the Company's document retention policy for more information about Company records.

Company Assets

You should protect the Company's assets employed by or entrusted to you, and ensure their efficient and responsible use. Theft, carelessness and waste have a direct impact on the Company's profitability. Don't participate in these activities and don't ignore it if others do so. All Company assets should be used only for legitimate business purposes.

CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Accuracy of Financial Reports and other Public Communications

It is our policy that our public disclosures be accurate and complete in all material respects regarding our business, financial condition and results of operations. Materially inaccurate, incomplete or untimely public reporting will not be tolerated and can severely damage the Company and cause legal liability.

Materially inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability.

Each director, officer or employee of the Company, to the extent involved in the Company's disclosure process, is required to be familiar with the Company's disclosure controls and procedures applicable to him or her so that the Company's public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.


HIGH ROLLER

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

To the extent you are involved in the Company's disclosures, you must:

- familiarize yourself with the disclosure requirements applicable to the Company, as well as the business and financial operations of the Company; and
- not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

We are responsible for implementing and maintaining an adequate internal control structure and procedures for financial reporting, including without limitation disclosure controls and procedures. You should be on guard for, and promptly report, evidence of improper public reporting.



What Does Disclosure Mean?

Don't be cute. We should use plain language to communicate with regulators, markets, customers and investors. That applies when the news is good and even when it isn't. We will never communicate false or misleading information to the media, to our auditors or anyone else, and we will never direct or allow a colleague to do so.

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Each of us has an obligation to comply with the laws of the cities, states and countries in which the Company operates.

Compliance with Laws and Regulations

Each of us has an obligation to comply with the laws of the cities, states and countries in which the Company operates. The Company will not tolerate any activity that violates any laws, rules or regulations applicable to it. This includes, without limitation, laws covering the gaming industry, commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.


CAESARS

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

You are strictly prohibited from recommending, "tipping" or suggesting that anyone else buy or sell our stock or other securities.

Compliance with Trading Laws

You are strictly prohibited from trading in the Company's stock or other securities, or the stock or other securities of any other company, while in possession of material, nonpublic information about the Company or the other company. In addition, you are strictly prohibited from recommending, "tipping" or suggesting that anyone else buy or sell our stock or other securities, or the stock or securities of any other company, on the basis of material, nonpublic information. For more information, please refer to the Company's securities trading policy and procedures.



Fair Disclosure

The Company's policy is to provide timely, materially accurate and complete information in response to public requests (media, analysts, etc.), consistent with the Company's obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. In connection with our public communications, the Company is required, and its policy is, to comply with Regulation FD (which stands for "fair disclosure") under the federal securities laws. For more information, please contact the Law Department. Directors, officers and employees who are authorized to speak to the media must be aware of the requirements of Regulation FD and must make every effort to ensure that the Company's public disclosures comply with those requirements.

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Reporting Violations and Accountability

The Board of Directors has the authority to interpret this Code in any particular situation. If you become aware of any violation of this Code, you must notify your "Policy Contact" promptly. "Policy Contact" means (a) for directors and executive officers of the Company, the General Counsel or his designee (unless the General Counsel or such designee is the subject of the potential violation, in which case the Policy Contact is the Chief Financial Officer), and (b) for other employees of the Company, your immediate supervisor or the General Counsel or his designee. If you do not feel comfortable reporting the conduct in question to your Policy Contact, or do not get a satisfactory response, you may contact any member of the Board of Directors.

If you become aware of any violation of this Code, you must notify your "Policy Contact" promptly.

Any questions relating to how these policies should be interpreted or applied should be addressed to the General Counsel or his designee. If you are unsure of whether a situation violates this Code, you should discuss the situation with your Policy Contact.

Your obligations:

- notify the appropriate Policy Contact promptly of any existing or potential violation of this Code; and
- not retaliate against any director, officer or employee of the Company for reports of potential violations that are made in good faith.



Eric Hession
EVP & CFO



Tim Donovan
EVP, General Counsel & Chief Regulatory Officer

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Our procedures to enforce this Code:

- all Policy Contacts will ensure that the General Counsel or his designee is notified promptly of any reports not made to the General Counsel or designee directly. In the case of violations or alleged violations involving the General Counsel or his designee, the Chief Financial Officer will take on this role;

- the General Counsel or his designee will take action to investigate any violation reported as he or she determines to be appropriate;

- the General Counsel will report each violation and alleged violation involving a director or an executive officer to the Chair of the Audit Committee. In the case of violations or alleged violations involving the General Counsel, the Chief Financial Officer will take on this role. To the extent he or she deems appropriate, the Chair of the Audit Committee may participate in any investigation of a director or executive officer. After the conclusion of an investigation of a director or executive officer, the conclusions shall be reported to the Audit Committee;

- the Audit Committee may conduct any additional investigation of a matter as it deems necessary. If the Audit Committee determines that a director or executive officer has violated this Code, it will report its determination to the Board of Directors;

- in the event a violation of this Code has occurred, the Company will take disciplinary or preventive action as it determines to be appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities; and

- all questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. The Company will protect each director's, officer's and employee's confidentiality to the extent possible consistent with the law and our need to investigate reports. The Company strictly prohibits retaliation against a director, officer or employee who, in good faith, seeks help or reports known or suspected violations.

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CAESARS CODE OF BUSINESS CONDUCT AND ETHICS | 2018

Waivers

Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel or his designee (in the case of a violation by any other person) may, in its or his discretion, waive any violation of this Code. Any waiver for a director or an executive officer will be disclosed as required by SEC and Nasdaq rules.

Compliance Policy

This Code is not intended to amend or replace the Company's Compliance Policy or any other company codes of conduct and you will be required to comply with the terms of this Code, the Compliance Policy and any other Company codes of conduct.

Conclusion

You are responsible for your own actions.

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. Please contact the Law Department with any questions about these guidelines. You are separately responsible for your own actions. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your relationship with the Company and may be subject to disciplinary action, including possibly termination or removal from your position.

THIS CODE AND THE MATTERS ADDRESSED HEREIN ARE NEITHER A CONTRACT OF EMPLOYMENT NOR A GUARANTEE OF CONTINUING COMPANY POLICY. WE RESERVE THE RIGHT TO AMEND, SUPPLEMENT OR DISCONTINUE THIS CODE AND THE MATTERS ADDRESSED HEREIN, WITHOUT PRIOR NOTICE, AT ANY TIME.

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